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                                                                    Exhibit 4(c)



                            NON-COMPETITION AGREEMENT

                  AGREEMENT ("Agreement"), dated June 25, 1997, between Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), and Gregory A. Peek (the "Shareholder").

                                    RECITALS

                  WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 25, 1997 (the "Merger Agreement"), by and among the Company, LaBac Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, LaBac Systems, Inc. ("LaBac"), the Shareholder and Michael L. Peek, pursuant to which LaBac will become a wholly-owned subsidiary of the Company;

                  WHEREAS, the Shareholder is a shareholder and an employee of LaBac, and will derive substantial economic benefits from the performance by the Company of the Merger Agreement;

                  WHEREAS, the Company and Peek Brothers Enterprises, Inc., a Colorado corporation (the "Consulting Entity"), are parties to a certain Consulting Agreement dated as of June 25, 1997 (the "Consulting Agreement");

                  WHEREAS, all of the capital stock of the Consulting Entity is owned by the Shareholder and Michael L. Peek;

                  WHEREAS, the Merger Agreement provides that, as a condition to closing thereunder, the parties hereto enter into this Agreement;

                  WHEREAS, unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to such terms in the Merger Agreement; and

                  NOW, THEREFORE, in order to induce the Company to perform its obligations under the Merger Agreement, and in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                  1. COVENANTS OF SHAREHOLDER.

                  (a) In consideration of the Non-Competition Payments (as hereinafter defined), the Shareholder expressly covenants and agrees that during the period (the "Initial Non-Competition Period") commencing on the date hereof and ending on the earlier to occur of (i) the date of termination of the Consulting Agreement as provided in Section 4 of the Consulting Agreement or
(ii) the third (3rd) anniversary date of the Closing (such earlier date, the "Initial Non-Competition Date"), he will not (x) directly or indirectly,
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own, manage, operate, join, control or participate in or be connected with as an officer, employee, consultant, partner, stockholder, lender, or otherwise, any Competitor, as defined below, or any subsidiary or affiliate thereof and (y) interfere with, solicit or cause or attempt to cause any material change in, any of the business or accounts of the Company or any of its subsidiaries or affiliates, including, but not limited to, the relationship of any client, customer or supplier with the Company or any of its subsidiaries or affiliates, which existed as of the Closing or at any time during the Initial
Non-Competition Period, which relate to the manufacture, distribution or marketing of durable medical products in any domestic or foreign jurisdiction in which the Company or a subsidiary or affiliate of the Company engages in such activities. During the Initial Non-Competition Period, a "Competitor" shall be deemed to mean any business, individual, partnership, firm, corporation or organization (other than the Company or a subsidiary or affiliate of the Company) which manufactures, distributes, or markets durable medical products in any domestic or foreign jurisdiction in which the Company or a subsidiary or affiliate of the Company engages in such activities.

                  (b) In further consideration of the Non-Competition Payments (as hereinafter defined), the Shareholder expressly covenants and agrees that for the period commencing on the Initial Non-Competition Date and ending on the seventh (7th) anniversary date of the Closing (the "Second Non-Competition Period"), he will not (x) directly or indirectly, own, manage, operate, join, control or participate in or be connected with as an officer, employee, consultant, partner, stockholder, lender, or otherwise, any Competitor, as defined below, or any subsidiary or affiliate thereof (during the Second Non-Competition Period, a "Competitor" shall be deemed to mean any business, individual, partnership, firm, corporation or organization (other than the Company or a subsidiary or affiliate of the Company) which manufactures, distributes, or markets wheelchairs or wheelchair seating systems in any domestic or foreign jurisdiction in which the Company or a subsidiary or affiliate of the Company engages in such activities, or which is engaged in any such jurisdiction in any other project areas in the durable medical products industry which were assigned by the Company to the Consulting Entity during the term of the Consulting Agreement and accepted by the Consulting Entity) and (y) interfere with, solicit or cause or attempt to cause any material change in, any of the business or accounts of the Company or any of its subsidiaries or affiliates, including, but not limited to, the relationship of any client, customer or supplier with the Company or any of its subsidiaries or affiliates, which existed as of the Closing or at any time during the Second Non-Competition Period, which relate to the manufacture, distribution, or marketing of wheelchairs or wheelchair seating systems in any domestic or foreign jurisdiction in which the Company or a subsidiary or affiliate of the Company engages in such activities or which relate to any project areas in the durable medical products industry which were assigned by the Company to the Consulting Entity during the term of the Consulting Agreement and accepted by the Consulting Entity.

                  (c) Notwithstanding the provisions of Sections 1(a) and (b) above, nothing in this Agreement is intended, or shall be construed, to prevent the Shareholder from owning, managing, operating, joining, controlling, or participating in or being connected with as an officer, employee, consultant, partner or stockholder of, or a lender to, a division,


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subsidiary or affiliate of a Competitor so long as (i) such division, subsidiary or affiliate is not involved in any way in the design, manufacture or marketing of durable medical products covered by the non-competition provisions of Section 1(a) or (b) above (whichever is applicable), and (ii) the Shareholder communicates in no way either with the Competitor or any of the Competitor's other divisions, subsidiaries or affiliates concerning the design, manufacture or marketing of such durable medical products.

                  (d) Nothing in this Agreement is intended, or shall be construed, to prevent the Shareholder during the term hereof or thereafter from investing in the stock or other securities listed on a national securities exchange or traded in the over-the-counter market of any corporation which is at the time a Competitor provided that the Shareholder, together with his spouse and dependent children, shall not, directly or indirectly, hold, beneficially or otherwise, in the aggregate, more than one percent (1%) of any issue of such stock or other securities of any one (1) such corporation.

                  (e) During the period commencing on the date hereof and ending on the seventh (7th) year anniversary of the Closing (the "Restricted Period"), the Shareholder agrees that he will not, directly or indirectly, solicit the employment of or hire any officer, employee or consultant of the Company or any of its subsidiaries or affiliates who was so employed as of the Closing or at any time during the Restricted Period unless, such officer, employee or consultant (a) resigns voluntarily (without any solicitation from the Shareholder or any of his affiliates) or (b) is terminated by the Company or any of its subsidiaries or affiliates after the Closing.

                  (f) During the Restricted Period, the Shareholder agrees not to disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to the Company or any of its subsidiaries or affiliates or any of their respective clients, customers or suppliers. For purposes of this Agreement, "confidential or secret information relating to the Company" shall not include (i) any information which becomes known to the public without breach by the Shareholder or the Consulting Entity of any terms of the Consulting Agreement or of the common law duties of the Shareholder or the Consulting Entity, (ii) is developed independently by the Shareholder or the Consulting Entity without reference to any such confidential or secret information, or (iii) is or becomes available to the Shareholder or the Consulting Entity from a source that, to the knowledge of the Shareholder and Consulting Entity, is not bound by a confidentiality agreement with the Company prohibiting such disclosure.

                  (g) It is expressly understood and agreed that the covenants and agreements contained herein are necessary to induce the Company to enter into and consummate the transaction contemplated by the Merger Agreement; and in the event of the breach by the Shareholder of any of the terms and conditions of this Agreement on his part to be performed hereunder, or in the event of the breach or threatened breach by the Shareholder of the terms and provisions of subparagraphs (a), (b), (c) or (d) of this Section 1, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any



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court of competent jurisdiction, either in law or equity, for relief, including, without limiting the generality of the foregoing, any proceedings to obtain provable damages for any breach of this Agreement, to enforce the specific performance thereof by the Shareholder or to obtain an injunction against the commission, threatened commission or continuance of any such breach or threatened breach. In any such action, the prevailing party or parties shall be entitled to recover from the other party or parties their reasonable attorneys' fees and expenses in prosecution or defense of such action. If the Shareholder violates the provisions of paragraphs (a), (b) or (d) of this Section 1, the time period set forth therein shall be extended until after the date of entry of final judgment enforcing such provision and the time allowed for appeal has lapsed (the "Judgment Date") by a period equal to the time elapsed between the commencement of the breach or threatened breach and the Judgment Date.

                  (h) The Shareholder expressly acknowledges that the covenants contained in this Section 1 shall not be deemed exclusive of any common law rights of the Company in connection with any of the matters prohibited under this Section 1 or as provided in the Merger Agreement, and that the Company shall have any and all rights as may be provided by law or under the Merger Agreement in connection with the matters referred to in this Section 1.

                  (i) As used herein "Non-Competition Payments" means the aggregate of Four Hundred Thousand Dollars ($400,000), which shall be payable over a period of six (6) years in equal quarterly installments of Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($16,666.67) per quarter, payable on March 31, June 30, September 30 and December 31 of each such year, commencing on the first (1st) anniversary date of the Closing. The Company shall pay a pro rata portion for any partial quarter. If the Company fails for any reason (other than as a result of the right of set-off referred to in Section 2) to make any two Non-Competition Payments within thirty (30) days of the due date thereof, whether consecutive or non-consecutive, the Shareholder shall be entitled to terminate this Agreement. In the event this Agreement is so terminated, all obligations hereunder of each party hereto shall terminate, other than the Company's obligation to make any Non-Competition Payments accrued through the date of such termination.

                  (j) Notwithstanding the foregoing, if during or subsequent to the term of the Consulting Agreement, the Shareholder or the Consulting Entity has a concept or idea for a product that is otherwise subject to and proscribed by the terms and provisions contained herein and the Shareholder or the Consulting Entity presents the concept or idea for such product (the "Peek Product") to the Company for commercialization and (i) the Company either does not accept such Peek Product for commercialization within ninety (90) days after presentation of the concept or idea, or (ii) the Company and the Consulting Entity are unable to agree upon a royalty for such Peek Product, then the Shareholder and the Consulting Entity may, directly or indirectly through agreements with others, manufacture, sell and/or distribute the Peek Product; provided that the sales volume of that Peek Product does not exceed a total of twelve (12) units in any twelve-month period, and further provided that the Company will


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be granted a second and final opportunity to commercialize the Peek Product on an exclusive basis following the sale of twelve (12) units of such product.

                  2. RIGHT OF SET-OFF.

                  Notwithstanding the terms and provisions contained in this Agreement, the Company shall have an unlimited right of set-off against all payments to be made hereunder to the Shareholder in the event the Company makes any payment relating to the indebtedness described in Section 9.15 of the Merger Agreement.

                  3. NOTICES.

                  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail or certified, (i) to 604 W. Oakwood Lane, Castle Rock, Colorado 80104 (or to such other address as may be designated by the Shareholder from time to time) in the case of the Shareholder or (ii) to its principal office in the case of the Company, and shall be deemed given when deposited in the United States mails, postage prepaid.

                  4. ENTIRE AGREEMENT.

                  This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof. It may not be changed except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  5. WAIVERS.

                  The waiver by the Company of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any other or subsequent breach of the Shareholder.

                  6. GOVERNING LAW.

                  This Agreement shall be subject to, and be governed by, the laws of the State of New York without regard to its conflict of laws provisions.

                  7. BINDING EFFECT.

                  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor to the Company or to the business of the Company. Neither this Agreement nor any rights or obligations of the Shareholder hereunder shall be transferable or assignable by the Shareholder.



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                  8. PROVISIONS OVERLY BROAD.

                  If any term or provision of this Agreement, or any part or aspect thereof, shall be deemed by a court of competent jurisdiction to be overly broad in scope, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement. Subject further to the foregoing, if a court of any one or more jurisdictions holds any term or provision of this Agreement, or any part or aspect thereof, unenforceable by reason of the breadth of such scope or otherwise, then such determination will not affect or render invalid or unenforceable such term or provision in any other jurisdiction; such terms and provisions as they relate to each such jurisdiction being, for this purpose, severable into diverse and independent covenants.




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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


                                        GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:



                                           -------------------------------
                                                   GREGORY A. PEEK




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